Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-42605) of Asset Investors Corporation of our reports dated April 23, 1997, with respect to the Statements of Excess of Revenues over Specific
Operating Expenses of a) The Brandywine Manufactured Home Communities for the year ended December 31, 1996 and b) The Royal Palm Village Manufactured Home Community for the year ended December 31, 1996, both of which are included in the Current Report (Form 8-K) dated May 14, 1997.


                                                               ERNST & YOUNG LLP


Phoenix, Arizona
May 27, 1997